Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION

ANNOUNCES NEW OFFICE LOCATION AND EXECUTIVE TRANSITION

Portland, Maine, September 28, 2011 – Mr. J. Robinson West, Chairman of the Board of Directors of Magellan Petroleum Company (the “Company” or “Magellan”) (NASDAQ: MPET) (ASX: MGN) announced today that Magellan’s Board of Directors has voted to move its headquarters from Portland, Maine to Denver, Colorado, one of the centers of the US oil and gas industry.

As a result of this decision, Mr. William H. Hastings, CEO and President of Magellan Petroleum, has elected to step aside from his position as Chief Executive Officer and President. Mr. Hastings will remain on the Board of Directors and will be submitted for another three-year term in the upcoming Proxy. Mr. Hastings will also remain central in the Company’s activities as Senior Advisor on growth ventures and business development.

The Board has appointed J. Thomas Wilson, currently acting as a consultant to Magellan Petroleum, as the new CEO and President of the Company and he will lead the organization from its headquarters in Denver. Mr. Wilson will remain as a Director of the Company and also stand for re-election in December for an additional three year term. Magellan Petroleum Company is engaged in the sale of oil and gas and the exploration for and development of oil and gas reserves worldwide.

For further information, please contact:

Jeffrey G. Tounge, Manager, Investor Relations (207) 619-8504